EXHIBIT 2.6

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANDREW ARROYO REAL ESTATE INC.

Andrew Michael Arroyo hereby certifies that:

ONE: The original name of this company is Andrew Arroyo Real Estate Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 18, 2020.

TWO: He is the duly elected and acting President and Chief Executive Officer of Andrew Arroyo Real Estate Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this corporation is Andrew Arroyo Real Estate Inc.

II.

The address of the registered office of the corporation in the State of Delaware is 8 The Green, Suite A, Dover, County of Kent, Delaware 19901, and the name of the registered agent of the corporation in the State of Delaware at such address is A Registered Agent, Inc.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. This corporation is authorized to issue four classes of stock to be designated, respectively, “Class A Common Stock”, “Class B Common Stock”, “Class C Common Stock”, and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is One Hundred Million (100,000,000) shares. Seventy Million (70,000,000) shares shall be Class A Common Stock, each having a par value of one-fifth of one cent ($0.0005) (“Class A Common Stock”). Ten Million (10,000,000) shares shall be Class B Common Stock, each having a par value of one-fifth of one cent ($0.0005) (“Class B Common Stock”). Five Million (5,000,000) shares shall be Class C Common Stock, each having a par value of one-fifth of one cent ($0.0005) (“Class C Common Stock”). Fifteen Million (15,000,000) shares shall be Preferred Stock, each having a par value of one-fifth of one cent ($0.0005) (“Preferred Stock”).

At the time this Amended and Restated Certificate of Incorporation becomes effective (the “Effective Time”),  the outstanding shares of the corporation’s Common Stock and Preferred Stock shall be divided such that each share of Common Stock, $0.001 par value per share, and each share of Preferred Stock, $0.001 par value per share, of the corporation outstanding at the Effective Time (“Old Common Stock” and “Old Preferred Stock”) shall automatically be changed into Two (2) fully paid and nonassessable shares of Common Stock and Preferred Stock, $0.0005 par value per share, without any action on the part of the holder thereof (the “Stock Split”).  All shares of Common Stock and Preferred Stock issued to any holder of Old Common Stock and Old Preferred Stock as a result of the Stock Split shall be aggregated for the purpose of determining the number of shares of Common Stock and Preferred Stock to which such holder shall be entitled, and any fractional share that any stockholder would otherwise be entitled to receive in connection with the Stock Split following such aggregation shall be rounded up to the nearest whole share. At and after the Effective Time, each outstanding certificate that prior thereto represented shares of Old Common Stock and Old Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent that whole number of shares of Common Stock and Preferred Stock into which the shares represented by such certificate shall have been divided, reclassified and changed as herein provided.  Immediately after the Stock Split, all outstanding shares of Common Stock shall become Class B Common Stock, being converted on a one-to-one (1:1) basis. Until any such outstanding stock certificate shall have been surrendered for transfer or otherwise accounted for to the corporation, the registered owner thereof on the books and records of the corporation shall have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Common Stock and Preferred Stock issuable to the holder thereof upon surrender of such certificate.

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B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, if any, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Each outstanding share of Class A Common Stock shall not entitle the holder thereof to vote on any matter properly submitted to the stockholders of the corporation for their vote except as otherwise required by law.

D. Each outstanding share of Class B Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock). Each outstanding share of Class B Common Stock shall be convertible, at the option of the holder thereof, into one share of Class A Common Stock, at any time.

E. Each outstanding share of Class C Common Stock shall entitle the holder thereof to ten votes on each matter properly submitted to the stockholders of the corporation for their vote except as otherwise required by law. Holders of Common Stock shall be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. BOARD OF DIRECTORS

1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors constituting the Board of Directors shall be fixed from time to time, exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Notwithstanding the foregoing provisions of this section, each director shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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B. REMOVAL OF DIRECTORS; VACANCIES

1. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

2. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.

3. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

C. BYLAW AMENDMENTS

1. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph C of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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B. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the corporation or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

C. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the corporation required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of all of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.

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FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 24th day of September, 2025.

By:	/s/ Andrew Michael Arroyo
Andrew Michael Arroyo, President

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